Exhibit 99.1

MGC Diagnostics Corporation
350 Oak Grove Parkway
Saint Paul, MN 55127
Telephone: (651) 484-4874
Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

MGC Diagnostics Corporation Reports
Fiscal 2015 Third Quarter Results

Third Quarter Fiscal 2015 Highlights:

•	Third quarter 2015 revenue increased by 40.1% to $9.2 million, compared to $6.6 million in the prior year period. Third quarter revenue includes $1.4 million from MediSoft.
•	Operating income was $423,000 for the third quarter, compared to an operating loss of ($817,000) in the fiscal 2014 third quarter. For the quarter, Medical Graphics had operating income of $513,000 and MediSoft had an operating loss of ($90,000).
•	Service revenue increased by 3.4% to $1.7 million in the fiscal third quarter compared to $1.6 million in the prior year period.
•	Sales backlog of $2.3 million ($1.9 million for Medical Graphics and $400,000 for MediSoft) at the end of the quarter, compared to $2.1 million at the end of the second quarter of fiscal year 2015.
•	Gross margin of 48.7% in the third quarter includes gross margin for Medical Graphics of 50.3%, and MediSoft gross margin of 39.9%.
•	Operating expenses were $4.1 million in the third quarter ($3.5 million for Medical Graphics and $600,000 for MediSoft), compared to Medical Graphics-only expenses of $4.5 million in the prior year quarter.
•	Medical Graphics recognized a tax benefit of $3.1 million in the third quarter due to the partial reversal of the valuation allowance on deferred tax assets primarily related to its net operating loss carryforwards.
•	The Company realized net income of $3.4 million for the 2015 third quarter, or $0.80 per diluted share, compared to net loss of ($889,000), or ($0.21) per diluted share in the prior year period. For the quarter, Medical Graphics had net income of $3.6 million and MediSoft had a net loss of ($169,000), a 35.5% decrease from MediSoft’s 2015 second quarter net loss of ($262,000).

SAINT PAUL, MN (September 10, 2015) — MGC Diagnostics Corporation (NASDAQ: MGCD), a global medical technology company, today reported financial results for the third quarter ended July 31, 2015.

•	2015 third quarter domestic equipment, supplies and accessories revenues were $5.2 million, compared to $3.9 million the 2014 third quarter, a 32.4% increase. During the quarter, competitive account conversions totaled 14 accounts, or $614,000 in revenue, compared to 10 accounts, or $620,000 in revenue for the same quarter last year, and MediSoft contributed domestic revenues of $111,000 from its U.S. distributor. Excluding the effect of revenues from competitive conversions and domestic MediSoft revenue, in each period, Medical Graphics domestic equipment and accessories revenue grew 56.3% in the fiscal 2015 third quarter, compared to the same quarter last year.

•	Domestic service revenues, which are entirely attributed to Medical Graphics, increased 3.4% to $1.7 million, compared to $1.6 million for the same quarter last year. The Attachment Rate, which reflects the percentage of Extended Service Contracts that were sold during customer equipment purchases, was 25.4% for the fiscal 2015 third quarter.

•	International equipment, supplies and accessories revenues grew 126.2% to $2.4 million, compared to $1.0 million for the fiscal 2014 third quarter, due primarily to the $1.3 million of revenues contributed by MediSoft from international markets. Excluding MediSoft revenues, Medical Graphics international equipment, supplies and accessories revenues increased 2.8% due to higher sales in the Asia Pacific market.

“We are pleased with our third quarter results as revenue and operating income grew compared to our second quarter results. The 2015 second quarter release of our Ultima Series TM cardiorespiratory diagnostic system is being well received by the market. During the 2015 third quarter, we shipped twenty-four Ultima Series TM systems, which contributed to a 28.3% increase in domestic equipment revenue compared to our 2015 second quarter, and our pipeline for this product continues to build. We have good sales momentum and a solid sales pipeline as we head into the fourth quarter,” said Todd M. Austin, chief executive officer.

Fiscal 2015 Third Quarter

•	Gross margin for the quarter was 48.7% (50.3% for Medical Graphics and 39.9% for MediSoft), compared to 55.7% in the fiscal 2014 third quarter for Medical Graphics. Gross margin for equipment, supplies and accessories was 44.9% for the quarter (46.0% for Medical Graphics and 39.9% for MediSoft), compared to 51.8% for Medical Graphics in the prior year’s quarter. Gross margin for services was 66.0% for the quarter, compared to 67.5% for the same period last year.

•	During the quarter, Medical Graphics wrote off $266,000 of capitalized software development costs for its Breeze/WebReview product. The write-off is due to management’s belief that future product sales will be insufficient to support the carrying value of the asset, which was therefore deemed to be impaired. The write-off reduced 2015 third quarter Medical Graphics’ total gross margin by 340 basis points, and Medical Graphics’ gross margin for equipment, supplies and accessories by 430 basis points.

•	Third quarter 2015 general and administrative expenses totaled $1.2 million, or 13.2% of revenue, compared to $1.7 million, or 26.2% of revenue in the comparable quarter last year. This decrease is primarily due to $809,000 of lower Medical Graphics general and administrative expenses, partially offset by MediSoft general and administrative expenses of $302,000.

•	Sales and marketing expenses were $2.1 million, or 22.8% of revenue, compared to $2.0 million, or 30.3% of revenue in the 2014 third quarter. This increase is primarily due to MediSoft sales and marketing expenses of $191,000, partially offset by $88,000 of lower Medical Graphics sales and marketing expenses.

•	Research and development expenses were $694,000, or 7.5% of revenue in the fiscal 2015 third quarter, down from $750,000, or 11.4% of revenue in last year’s third quarter. This decrease is primarily due to $162,000 of lower Medical Graphics research and development expenses, partially offset by MediSoft research and development expenses of $106,000.

•	The acquisition of MediSoft increased the Company’s exposure to currency translation risks due to its investment in Euro-denominated assets and the earnings derived from MediSoft’s operations. The Company structured the capitalization of its Belgium holding company with a combination of debt and equity to obtain potential tax savings on the future profitability of MediSoft. In the fiscal 2015 third quarter, due to the United States dollar gaining strength against the Euro, we reported a non-cash, foreign currency translation loss of $50,000 in the consolidated statements of comprehensive income (loss) as foreign currency loss. Additionally, pertaining to the net asset position for assets and liabilities of MediSoft, we also incurred a non-cash, foreign currency translation gain of $5,000, which is included in the consolidated balance sheets as accumulated other comprehensive loss, and in the consolidated statements of comprehensive income (loss) as other comprehensive loss.

Austin continued, “Medisoft’s third quarter results showed an improvement over its second quarter. Revenue remained flat at $1.4 million, but its gross margin improved to 39.9% and operating expenses decreased $100,000 compared to the second quarter. These improvements lowered Medisoft’s operating loss to $90,000, a $194,000 improvement compared to its second quarter operating loss of $284,000. The measures we have taken to improve Medisoft’s performance are showing gratifying results, and we expect that Medisoft will continue to show additional improvement as we finish the year.”

“Finally, we are particularly delighted with the results of our Medical Graphics subsidiary. Third quarter revenue is up 18.9% and 7.6% compared to the same quarter last year and this year’s second quarter, respectively. Our 2015 year-to-date revenue is 12.4% ahead of the first three quarters of fiscal 2014. And our 2015 nine-month revenue is $356,000 ahead of the revenue reported for the first three quarters of fiscal 2013, a year we posted revenue of $31.6 million, the best result Medical Graphics has had since fiscal 2007. Although gross margin experienced some pressure the past two quarters, we expect to see margins rebound in the near term. Also, 2015 year-to-date operating income of $1.6 million is higher than operating income of $1.4 million that we generated during all of fiscal 2013, which was Medical Graphics’ best result since 2007. We remain enthusiastic about our business strategies, the state of the pulmonary diagnostic market and the value of our products, services and market positioning. We are optimistic that we will finish the year strong,” concluded Austin.

Net Operating Loss Carry Forwards

At October 31, 2014, the Company, through its Medical Graphics subsidiary, had federal net operating loss carryforwards of approximately $13.0 million, not subject to IRC annual limitations on use. These loss carryforwards will expire in years 2018 through 2034. Net operating loss carryforwards from the Company’s international tax jurisdictions were approximately $3.0 million. These loss carryforwards do not expire.

The Company regularly evaluates both positive and negative evidence related to retaining a valuation allowance against these deferred tax assets. The realization of deferred tax assets is dependent upon sufficient future taxable income during the periods when deductible temporary differences and carryforwards are expected to be available to reduce taxable income.

In the 2015 third quarter Medical Graphics recognized a tax benefit of $3.1 million due to the partial reversal of the valuation allowance on deferred tax assets that are primarily related to its net operating loss carryforwards. This recognition was based on the assessment of all available evidence, including (i) previous three-year cumulative income before infrequent and unusual items, (ii) a history of generating income before taxes for the past two years and (iii) Company estimates of future Medical Graphics profitability, resulting in a Company determination that it was more-likely-than-not that the Company would be able to realize a portion of our deferred tax assets in the future and a decision to record the non-cash partial reversal of our deferred tax asset valuation allowance. The Company’s balance sheet at July 31, 2015 reflects this tax benefit as approx. $1.1 million of current and $2.0 million of non-current deferred tax assets.

Conference Call

The Company has scheduled a conference call for Thursday, September 10, 2015 at 4:30 p.m. ET to discuss its financial results for the third quarter of fiscal year 2015.

Participants can dial (877) 317-6789 or (412) 317-6789 to access the conference call, or listen via a live Internet webcast on the Company’s website at www.mgcdiagnostics.com. A replay of the conference call will be available by dialing (877) 344-7529 or (412) 317-0088, confirmation code 10071731, through September 17, 2015. A webcast replay of the conference call will be accessible on the Company’s website at www.mgcdiagnostics.com for 90 days.

About MGC Diagnostics

MGC Diagnostics Corporation (NASDAQ: MGCD), is a global medical technology company dedicated to cardiorespiratory health solutions. The Company, through its Medical Graphics Corporation and MediSoft SA subsidiaries, develops, manufactures and markets non-invasive diagnostic systems. This portfolio of products provides solutions for disease detection, integrated care, and wellness across the spectrum of cardiorespiratory healthcare. The Company’s products are sold internationally through distributors and in the United States through a direct sales force targeting heart and lung specialists located in hospitals, university-based medical centers, medical clinics, physicians’ offices, pharmaceutical companies, medical device manufacturers, and clinical research organizations (CROs). For more information about MGC Diagnostics, visit www.mgcdiagnostics.com.

Cautionary Statement Regarding Forward Looking Statements

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, MGC Diagnostics Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans that include the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. These forward-looking statements are subject to a number of factors, risks and uncertainties, including those disclosed in our periodic filings with the SEC, which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements. For a list of these factors, see the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements,” in the Company’s Form 10-K for the year ended October 31, 2014, and any updates in subsequent filings on Form 10-Q or Form 8-K under the Securities Exchange Act of 1934.

Contacts

Company	Investors	Media
Wesley W. Winnekins	Joe Dorame, Robert Blum, Joe Diaz	Al Galgano, David Heinsch
MGC Diagnostics Corporation	Lytham Partners, LLC	PadillaCRT
Chief Financial Officer	(602) 889-9700	(612) 455-1700
(651) 484-4874	mgcd@lythampartners.com	Al.Galgano@padillacrt.com David.heinsch@padillacrt.com

(Financial Tables to Follow)

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
July 31, 2015 and October 31, 2014
(In thousands, except share and per share data)

	July 31, 2015	October 31, 2014
	(Unaudited)	(Revised)
Assets
Current Assets
Cash and cash equivalents	$5,407	$5,675
Accounts receivable, net of allowance for doubtful accounts of $198 and $228, respectively	7,093	7,068
Inventories, net of obsolescence reserve of $319 and $387, respectively	6,243	5,548
Current deferred tax assets	1,199	171
Prepaid expenses and other current assets	2,080	2,425
Total current assets	22,022	20,887
Property and equipment, net of accumulated depreciation of $4,510 and $4,180, respectively	2,863	3,469
Intangible assets, net	4,176	4,375
Goodwill	3,310	3,810
Non-current deferred tax assets	2,021	—
Other non-current assets	9	14
Total Assets	$34,401	$32,555
Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$2,879	$3,161
Employee compensation	1,348	1,664
Deferred income	3,613	3,804
Current portion of long-term debt	785	786
Other current liabilities and accrued expenses	1,573	1,416
Total current liabilities	10,198	10,831
Long-term liabilities:
Long-term debt, less current portion	2,354	2,947
Non-current deferred income taxes	69	518
Long-term deferred income and other	3,038	2,814
Total Liabilities	15,659	17,110
Commitments and Contingencies
Shareholders’ Equity:
Common stock, $0.10 par value, authorized 25,000,000 shares, 4,308,100 and 4,255,593 shares issued and 4,260,707 and 4,198,558 shares outstanding in 2015 and 2014, respectively	426	420
Undesignated shares, authorized 5,000,000 shares,
no shares issued and outstanding	—	—
Additional paid-in capital	23,919	23,470
Accumulated deficit	(5,367)	(8,331)
Accumulated other comprehensive loss	(236)	(114)
Total Shareholders’ Equity	18,742	15,445
Total Liabilities and Shareholders’ Equity	$34,401	$32,555

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income (Loss)
(In thousands, except per share data)

	Three Months ended		Nine Months Ended
	July 31,		July 31,
	2015	2014	2015	2014
Revenues
Equipment, supplies and accessories revenues	$7,567	$4,980	$21,902	$15,737
Service revenues	1,672	1,617	5,010	4,591
	9,239	6,597	26,912	20,328
Cost of revenues
Cost of equipment, supplies and accessories revenues	4,171	2,399	11,613	7,435
Cost of service revenues	569	526	1,506	1,513
	4,740	2,925	13,119	8,948
Gross margin	4,499	3,672	13,793	11,380
Operating expenses:
Selling and marketing	2,105	2,002	6,357	5,902
General and administrative	1,222	1,730	4,310	4,160
Research and development	694	750	2,238	2,014
Amortization of intangibles	55	7	168	20
	4,076	4,489	13,073	12,096
Operating income	423	(817)	720	(716)
Interest expense, net	65	4	197	4
Foreign currency loss	50	58	958	58
Income (loss) before taxes	308	(879)	(435)	(778)
(Benefit from) provision for taxes	(3,115)	10	(3,399)	46
Net income (loss)	$3,423	$(889)	$2,964	$(824)
Other comprehensive income (loss), net of tax
Effect of foreign currency translation adjustments	5	(20)	(122)	(20)
Comprehensive income (loss)	$3,428	$(909)	$2,842	$(844)
Income (loss) per share:
Basic	$0.81	$(0.21)	$0.70	$(0.20)
Diluted	$0.80	$(0.21)	$0.70	$(0.20)
Weighted average common shares outstanding:
Basic	4,251	4,187	4,227	4,162
Diluted	4,260	4,187	4,242	4,162

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	Nine Months ended July 31,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$2,964	$(824)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	342	243
Amortization	546	105
Stock-based compensation	353	334
Deferred income taxes	(3,461)	—
Loss on foreign currency	965	—
(Decrease) increase in allowance for doubtful accounts	(30)	82
(Decrease) increase in inventory obsolescence reserve	(68)	76
Changes in operating assets and liabilities:
Accounts receivable	(122)	3,230
Inventories	(710)	(1,601)
Prepaid expenses and other current assets	(141)	(250)
Accounts payable	(151)	1,051
Employee compensation	(272)	(811)
Deferred revenue	123	494
Other current liabilities and accrued expenses	227	(254)
Net cash provided by operating activities	565	1,875

Cash flows from investing activities:
Purchases of property and equipment and intangible assets	(607)	(986)
Net assets of business acquired, net of cash received	447	—
Net cash used in investing activities	(160)	(986)

Cash flows from financing activities:
Proceeds from long-term borrowing	—	4,000
Payment of debt issuance costs	(5)	(73)
Payment on long-term borrowings	(600)	—
Dividends paid	—	(29)
Proceeds from issuance of common stock under employee stock purchase plan	118	138
Repurchase of common stock upon vesting of restricted stock awards	(48)	(122)
Repurchase of common stock	—	(4)
Net cash (used in) provided by financing activities	(535)	3,910
Effect of exchange rates on cash	(138)	(20)
Net (decrease) increase in cash and cash equivalents	(268)	4,779
Cash and cash equivalents at beginning of period	5,675	10,574
Cash and cash equivalents at end of period	$5,407	$15,353

Cash paid for taxes	$32	$71
Cash paid for interest	134	—
Supplemental non-cash items:
Current and non-current liabilities issued for leasehold improvements	$—	$33
Common stock issued for long-term liability	33	—
Accrued dividends (reversal)	—	(4)

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